EXHIBIT 10.2

[GRAPHIC OMITTED]                                    Advertising Insertion Order


         Order #: 0     Revision #: 5    Sales Contact: Michael Penny
    Client Order                                        VP Sponsorship Sales
          Number: 0                                     Phone: 704.521.9457
            Date: 3-1-01                                mpenny@lifeminders.com
        Campaign: Co-Branding                           Fax: 253.276.2792
             URL: www.ediets.com       Traffic Contact: Sean Conaton
                                                        Sr. Account Manager
                                                        Phone: 703.885.1301
                                                        sconaton@lifeminders.com
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                  Advertiser                            Agency
            Name: eDiets.com                      Name:
         Address: 3467 W. Hillsboro Blvd.      Address:
                  Deerfield Beach, FL 33442

         Contact: Barbara Hemp                 Contact:
Creative Contact: Steve Johnson       Creative Contact:
           Phone: 954.360.9022                   Phone:
             Fax: 954.360.9095                     Fax:
          E-Mail: barb@ediets.com               E-Mail:
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                  Order Details

Contract Length: 12 Months                    Net Cost: Varies based on delivery
                                                        (See Program Detail)
      Start Date: 4/1/01
        End Date: 2/28/02
Billing Currency: US Dollar
         Bill To: Advertiser
           Terms: Net 30
         Billing: Monthly
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                  Terms and Conditions
All creative materials and any changes must be delivered at least 4 days in advance to the identified Traffic Contact at Error! Reference source not found.

A LifeMinders' Insertion Order number and flight dates must be referenced in all correspondence. LifeMinders will not issue any credit or make good due to late or incorrectly submitted materials and/or late or incomplete information.

The Insertion Order is subject to the program details ("Program Details") attached hereto as Exhibit A and terms and conditions ("Standard Terms") attached hereto as Exhibit B of this Insertion Order, and such Standard Terms are made a part of this Insertion Order by reference. The signatory of this Insertion Order represents that he/she has read and agrees to such standard terms and program details.

Authorized by (Client Signature) /s/ Ronald Caporale                   Date:   3/21/01
                                ------------------------------------        --------------------
Print Name:   Ron Caporale           Company:   eDiets.com             Phone:   954-360-9022
           -----------------------           -----------------------         -------------------
Production Contact:                  Phone:                            Email:   ron@ediets.com
                   ----------------        -------------------------         -------------------

Authorized by (LifeMinder Signature)  /s/ Allison Abraham              Date:  3/21/01
                                    --------------------------------        --------------------
Print Name:   Allison Abraham            Company:  LifeMinders, Inc.   Phone: 703-707-8261
           -------------------------             -------------------         -------------------


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                    Exhibit A - Program Detail


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                    Comments

      > eDiets agrees to pay LifeMinders a CPA rate of [______] per final new sale resulting from a user's initial visit to eDiets from a link on the Lifeminders site. Final new sale does not include any credit card sale that has been declined or cancelled.
      > LifeMinders is to provide a minimum of 400 conversions per month, up to 1,500 conversions during the months of January through September at the CPA rate of [______] per final sale. In the event that conversions exceed 1,500 within any of the aforementioned months, eDiets agrees to pay LifeMinders a CPA rate of [_____] per conversion over 1,500.
      > LifeMinders is to provide a minimum of 400 conversions per month, up to 1,000 conversions during the months of October through December at the CPA rate of [_____] per final sale. In the event that conversions exceed 1,000 within any of the aforementioned months, eDiets agrees to pay LifeMinders a CPA rate of [______] per conversion over 1,000.
      > LifeMinders requires for placement within CONTENT, that eDiets agrees to provide a Landing Page that is Co-Branded with LifeMinders, stating "LifeMinders Health & Fitness Partner" Specifications, etc to be mutually agreed and subject to eDiets approval.
      > LifeMinders will provide eDiets advertising positions within the Diet & Fitness category as graphical, contextual and or content. No restrictions on placements in other categories offered by LifeMinders including LifeMinders Private Label Network
      > eDiets agrees to provide LifeMinders such Future and Historical data on conversions of all LifeMinders members that both parties agree to be reasonable and appropriate. (Email address at minimum) Lifeminders agrees not to utilize this information to promote, directly or indirectly, a LifeMinders online dieting subscription service during the term of this contract, or share this information with a direct competitor of eDiets such as Dietsmart.



Authorized by (client signature)  Ronald Caporale           Date:  3/21/01
                                ---------------------------      ---------------



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      Exhibit B - Standard Terms and Conditions for LifeMinders Advertising

The following Terms and conditions (the "Standard Terms") shall be deemed to be incorporated into the attached insertion order (the "Insertion Order"):

      1. Terms of Payment. EDiets will provide Lifeminders with a final report within three (3) business days of the close of each month detailing the number of customers delivered by Lifeminders during the prior monthly period. Lifeminders will invoice eDiets for customers delivered within 10 business days of the close of each month based on said report. Payment shall be due net 30 days from the invoice date. Payment shall be made to LifeMinders (Attn:
            Accounts Receivable, 13530 Dulles Technology Center Dr., Suite 500, Herndon, VA 21071) within thirty (30) days from the date of invoice ("Due Date"). Amounts paid after the Due Date shall bear interest at the rate of one and one-half percent (1.5%) per month. In the event Advertiser fails to make timely payment, Advertiser will be responsible for all reasonable expenses (including attorney's fees) incurred by LifeMinders in collecting such amounts. LifeMinders reserves the right to suspend performance of its obligations hereunder (or under any other agreement with Advertiser) in the event Advertiser fails to make timely payment hereunder or under any other agreement with LifeMinders.
      2. Positioning. Except as otherwise expressly provided in the Insertion Order or Program Detail, positioning of advertisement within the LifeMinders properties is at the sole discretion of LifeMinders. LifeMinders may, at its sole discretion, remove from the Insertion Order (and substitute with similar inventory) any object that it believes to be a trademark, trade name, company name, product name, or brand name belonging to or claimed by a third party.
      3. Placement. LifeMinders reserves the right, at its sole discretion, to fulfill distribution requirements through its Private Label LifeMinder network of mailings, in addition to its branded LifeMinders e-mails.
      4. Usage Statistics. Unless specified in the Insertion Order, LifeMinders makes no guarantee with respect to usage statistics or levels of impressions for any advertisement. Advertiser acknowledges that delivery statistics provided by LifeMinders are the official, definitive measurements of LifeMinders performance on any delivery obligations provided in the Insertion Order.
      5. Renewal. Except as expressly set forth in the Insertion Order, any renewal of the Insertion Order and acceptance of any additional advertising order shall be at LifeMinders sole discretion. Pricing for any renewal period is subject to change by LifeMinders from time to time.
      6. No Assignment or Resale of Ad Space. Advertiser may not resell, assign or transfer any of its rights hereunder, and any attempt to resell assign or transfer such rights shall result in immediate termination of this contract, without liability to LifeMinders.
      7. Limitations of Liability. In the event (i) that LifeMinders fails to publish an advertisement in accordance with the schedule provided in the Insertion Order, (ii) LifeMinders fails to deliver the number of total e-mails specified in the Insertion Order (if any) by the end of the specified period, or (iii) of any other failure, technical or otherwise, of such advertisement to appear as provided in the Insertion Order, the sole liability of LifeMinders to Advertiser shall be limited to, at LifeMinders sole discretion, a pro rata refund of the advertising fee representing undelivered e-mails, placement of the advertisement at a later time in a comparable position, or extension of the term of the Insertion order until total impressions are delivered. In no event shall LifeMinders be responsible for any consequential, special, punitive or other damages, including without limitation, lost revenue or profits, in any way arising out of or related to the Insertion Order/Standard Terms or publication of the advertisement, even if LifeMinders has been advised of the possibility of such damages. Without limiting the foregoing, LifeMinders shall have no liability for any failure or delay resulting from any governmental action, fire, flood, insurrection, earthquake, power failure, riot, explosion, embargo, strikes whether legal or illegal, labor or material shortage, transportation interruption of any kind work slowdown or any other condition beyond the control of LifeMinders affecting production or delivery in any manner.


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      8.    Advertisers Representations; Indemnification. Advertisements are
            accepted upon the representation that Advertiser has the right to publish the contents of the advertisement without infringing the rights of any third party and without violating any law. In consideration of such publications, advertiser agrees, at its own expense, to indemnify, defend and hold harmless LifeMinders, and its employees, representatives, agents and affiliates, against any and all expenses and losses of any kind (including reasonable attorney's fees and costs) incurred by LifeMinders in connection with any claims, administrative proceedings or criminal investigations of any kind arising out of publication of the advertisement and/or any material, product or service of Advertiser to which users can link through the advertisement (including without limitation, any claim of trademark or copyright infringement, defamation, breach of confidentiality, privacy violation, false or deceptive advertising or sales practices).
      9. Provision of Advertising Materials. Advertiser will provide all materials for the advertisement in accordance with LifeMinders' policies in effect from time to time, including (without limitation) the manner of transmission to LifeMinders and the lead-time prior to publication of the advertisement. LifeMinders shall not be required to publish any advertisement that is not received in accordance with such policies and reserves the right to charge Advertiser, at the rate specified in the Insertion Order, for inventory held by LifeMinders pending receipt of acceptable materials from Advertiser which are past due. Advertiser hereby grants to LifeMinders a non-exclusive, worldwide, fully paid license to use, reproduce and display the advertisement (and the contents, trademarks and brand features contained therein) in accordance herewith.
      10. Content Partner Specifics. In addition to Standard Terms, Content Partnership requires (i) content summary of Advertiser content for placement into LifeMinder e-mails and (ii) a modified billing cycle
            (a) If an e-mail runs between the 1st-15th of month; Delivery for that run will be tallied until the 15th of the following month and
            (b)If an e-mail runs between the 16th-31st of month; delivery for that run will be tallied until the 31st of the following month.
      11. Right to Reject Advertisement. All Contents of advertisements are subject to LifeMinders' approval. LifeMinders reserves the right to reject or cancel any advertisement, insertion order, URL link, space reservation or position commitment, at any time, for any reason whatsoever (including belief by LifeMinders that placement of advertisement, URL Link, etc., may subject LifeMinders to criminal or civil liability).
      12. Press Release. Upon agreement to the Insertion Order, and during the term of this agreement, LifeMinders may, at its sole discretion, issue any mutually approved press release. Advertiser shall make no public announcement regarding the existence or content of the Insertion Order without LifeMinders' written approval, which may be withheld at LifeMinders' sole discretion.
      13. Cancellation. Except as otherwise provided in the Insertion Order or as mutually agreed by the parties, the Insertion Order is non-cancelable by Advertiser.
      14. Construction. No conditions other than those set forth in the Insertion Order or these Standard Terms shall be binding on LifeMinders unless expressly agreed to in writing by LifeMinders. In the event of any inconsistency between the Insertion Order and the Standard Terms, the Standard Terms shall control.
      15. Miscellaneous. These Standard Terms, together with the Insertion Order, (i) shall be governed by and construed in accordance with, the laws of the State of Virginia, without giving effect to principles of conflicts of law; (ii) may be amended only by a written agreement executed by an authorized representative of each party; and (iii) constitute the complete and entire expression of the agreement between the parties, and shall supersede any and all other agreements, whether written or oral, between the parties. Both parties consent to the jurisdiction of the courts of the stat of Virginia with respect to any legal proceeding arising in connection with the Insertion Order/Standard Terms.


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